AMENDMENT TO THE SUBADVISORY AGREEMENT

This Amendment (the "Amendment") to the **SUBADVISORY AGREEMENT**, dated July 17, 2012 (the "Agreement") by and between North Peak Asset Management, LLC (the "Adviser"), a Delaware limited liability company registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and Parametric Portfolio Associates, LLC (the "Subadivser"), a Delaware limited liability company organized under the laws of Delaware and also registered under the Advisers Act, with respect to Inflation Hedges Strategy Fund (the "Fund), a series of Northern Lights Fund Trust II, a Delaware statutory trust (the "Trust"), is entered into and effective as of June 13, 2014:

WHEREAS, the Adviser and the Subadviser have entered into the Agreement; and

WHEREAS, the Adviser and the Subadviser have mutually agreed to certain non-material changes to the Agreement; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the independent Trustees of the Trust, has approved the proposed non-material changes to the Agreement by written consent dated as the date hereof;

NOW, THEREFORE, the Adviser and the Subadviser hereby agree as follows:

1. Section 6 of the Agreement is hereby amended by deleting the second sentence thereto and replacing it with the following sentence:

> "Such fee will be computed daily and paid no later than the seventh (7th) business day following the end of each month, from the Adviser, calculated at an annual rate based on the Subadviser Assets' average daily net asset value."

2. Appendix A of the Agreement is hereby deleted in its entirety and replaced with Appendix A attached hereto.

3. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute but one and the same agreement.

4. Nothing in this Amendment to the Agreement shall be deemed a waiver or amendment of any other terms and conditions of the Agreement, except as specified herein. All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

5. This Amendment shall become effective on the date first written above.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed by their duly authorized officers as of the date above first written.

NORTH PEAK ASSET MANAGEMENT, LLC

BY: ______________________
NAME: Mike Hanus
TITLE: President

PARAMETRIC PORTFOLIO ASSOCIATES, LLC

BY: ______________________
NAME: Robert J. Breshock
TITLE: Managing Director

APPENDIX A
SUB-ADVISORY FEES

Subadviser Assets	Fees
Structured Commodity Strategy	0.40% of the first $100 million of Subadviser Assets. 0.35% of the next $400 million of Subadviser Assets. 0.30% of Subadviser Assets greater than $500 million.